Exhibit 10.84

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 15th day of May 2006 by and between Lloyd Spencer, a resident of Redmond, Washington (the “Executive”) and Innova Holdings, Inc. (the “Corporation”), a Delaware corporation with its principal place of business in Fort Myers, Florida. The Corporation has three wholly owned subsidiaries (each a “Subsidiary” and together the “Subsidiaries”), namely, Robotic Workspace Technologies, Inc., CoroWare Technologies, Inc. and Innova Robotics, Inc. Collectively, the Corporation and the Executive are referred to herein as the “Parties” and sometimes individually as a “Party.”

R E C I T A L S:

A.	Executive has substantial experience which the Corporation believes valuable in its business and that of certain of its subsidiaries; and

B.	Corporation desires to employ the Executive as an executive of the Corporation and such of its Subsidiaries as the Chief Executive Officer deems appropriate and the Executive desires to accept such employment; and

C.	Corporation desires to appoint Executive to serve as a Director on its Subsidiaries’ Boards, and Executive desires to so serve.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the Corporation and the Executive do hereby agree as follows:

1. Employment and Duties. On the terms and subject to the job conditions set forth in this Agreement, the Corporation shall employ the Executive as an executive officer of the corporation and such of its Subsidiaries as it believes appropriate and to perform such duties as are consistent with such position as may be assigned, from time to time, by the Chief Executive Officer of the Corporation and to render such additional services and discharge such other responsibilities as the Corporation or designated Subsidiary may, from time to time, stipulate, including without limitation serving as president of such designated Subsidiary. The costs of salary, expenses, options, benefits and bonus related to all work performed for a Subsidiary shall be allocated to that Subsidiary.

2. Performance. The Executive accepts the employment described in Paragraph 1 of this Agreement and agrees to devote all of his business time and efforts to the faithful and diligent performance of the services described therein, including the performance of such other services and responsibilities as the Corporation may, from time to time, stipulate.

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3. Term. The term (“Term”) of employment under this Agreement shall commence on May 15, 2006 (the “Commencement Date”) and shall continue until the fifth anniversary date following the Commencement Date and shall be automatically renewable for successive one year periods, unless terminated as provided herein. The Term of employment shall terminate:

a. after three years from the Commencement Date, if either Party gives more than sixty days prior written notice to the other Party that it wishes to terminate this Agreement; and

b. immediately upon receipt of written notice for Just Cause or Good Reason.

For purposes of this Agreement, the term “Just Cause” shall mean the occurrence of any one or more of the following events: (i) the breach by the Executive of his covenants under this Agreement; (ii) the Executive’s refusal to perform, or his substantial neglect of, the duties assigned to the Executive pursuant to Paragraph 1 hereof; (iii) the commission by the Executive of theft or embezzlement of Corporation property or other acts of dishonesty; (iv) the commission by the Executive of a crime resulting in injury to the business, property or reputation of the Corporation or any affiliate of the Corporation or commission of other significant activities harmful to the business or reputation of the Corporation or any affiliate of the Corporation; (v) any significant violation of any statutory or common law duty of loyalty to the Corporation; (vi) Executive’s neglect of his duties hereunder or his failure to devote the time and attention to the Corporation’s business required herein; or (vii) Executive’s intentional violation of Corporation’s rules, regulations, procedures or other policies.

For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any one or more of the following events: (i) the Corporation’s material breach of this Agreement; or (ii) a material change in Executive’s compensation and/or responsibilities unless such change is agreed to in advance by Executive.

On the effective date of termination of this Agreement for any reason, including, without limitation, the expiration of the Term, and regardless of which Party effects the termination, the Executive shall return to the Corporation all Proprietary Information (as defined hereinafter), and any other property belonging to the Corporation.

If the Corporation terminates Executive’s employment without Just Cause or Executive terminates employment with Good Reason, Executive shall be entitled to accrued but unpaid salary and benefits through the date of termination and shall receive a severance payment equal to one-month’s current salary for each full year of employment, with a minimum severance payment of three (3) months and a maximum of six (6) months’ pay; provided however, that Executive’s receipt of any severance payment shall be contingent on Executive signing a separate agreement releasing all claims against the Corporation arising out of Executive’s employment. If Executive is terminated for Just Cause or resigns without Good Reason, Executive shall be entitled only to salary and benefits accrued but unpaid through the date of termination and shall receive no amount for severance.

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If Executive fails to give 90 days notice of termination without Good Reason, he shall forfeit 5,000 stock options for each day that he fails to give notice, up to 450,000 options.

4. Compensation.

a. Salary. During the Term, the Corporation shall pay the Executive a salary in the amount of Twelve Thousand Five Hundred Dollars ($12,500) per month.

b. Bonus. The Corporation’s Board of Directors retains the discretion to award to the Executive an annual bonus. The amount of such bonus will be decided by the Board of Directors in its sole discretion..

c. Stock Options. The Corporation. shall grant 5,000,000 stock options to Executive pursuant to the Corporation’s Stock Option Plan at an exercise of $0.018 / share. All options shall vest annually from the grant date over a three year period and shall terminate on the tenth anniversary of the date of grant, except that all unvested stock options shall vest immediately if the Corporation terminates Executive’s employment without Just Cause, or Executive resigns for Good Reason

d. Expenses. The Corporation shall pay Executive’s out of pocket expenses provided such expenses are within the Corporation’s guidelines. The Executive shall provide the Corporation with an expense report and such substantiating documents as the Corporation requests from time to time.

5. Benefits. In addition to the reimbursement of the ordinary out of pocket business expenses described in 4.d, above, the Executive shall be eligible for such other benefits as are offered to other executives in similar positions on such terms as the Corporation shall determine in its sole discretion which as of the current date includes an executive medical program which includes dental and vision coverage.

6. Location. The Executive shall perform the duties required of him at the office of CoroWare Technologies, Inc. in the state of Washington and such other locations as the Corporation may specify from time to time.

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7. Confidentiality of Information; Duty of Non-Disclosure.

c. The Executive acknowledges and agrees that his employment by the Corporation under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of the Corporation. Accordingly, the Executive agrees that at all times after the date of this Agreement he will not, directly or indirectly, without the express permission of the Corporation, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Corporation, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, manufacturing, operations, suppliers, including without limitation its overseas network of suppliers and other relations, methods, distribution system or other activities (“Proprietary Information”); provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Executive agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Corporation, and upon termination of this Agreement for any reason shall return to the Corporation, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Corporation or obtained as a result of his employment by the Corporation. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Corporation. The covenants contained in this Paragraph 7 shall survive the termination of Executive’s employment or this Agreement.

8. Covenant Not to Compete.

a. During Employment Period. During the Term, the Executive shall not, without the prior written consent of the Corporation, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, Executive, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Corporation.

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b. Following End of Term.

(i)	For the purposes of this sub-section, the term “Involved Subsidiary” shall include: (1) any subsidiary of the Corporation with which Executive was actually employed; (2) any subsidiary of the Corporation for which Executive served on the Board of Directors; and (3) any subsidiary of the Corporation that possesses confidential information or has customers to which Executive had direct access during his employment.
(ii)	Within the twelve (12) month period immediately following the termination of the Executive’s employment with the Corporation, regardless of the reason therefore, the Executive shall not, without the prior written consent of the Corporation, interfere with, or divert any customer served by any Involved Subsidiary, or any prospective customer identified by or on behalf of any Involved Subsidiary, or any supplier to any Involved Subsidiary who was a supplier or prospective supplier during the Executive’s employment with the Corporation, wherever located.
(iii)	In addition, during the twelve (12) month period immediately following the termination of the Executive’s employment with the Corporation, regardless of the reason therefore, the Executive shall not engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, executive, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of any Involved Subsidiary’s robotic activities and software systems integration activities without the prior written approval of the Corporation.
(iv)	In addition, during the twenty four (24) month period immediately following the termination of the Executive’s employment with the Corporation, regardless of the reason therefore, the Executive shall not engage in or in any manner be connected or concerned with any business activity, either as an employee, owner, consultant or any other activity involving a product or technology that Executive had initiated, or actively participated in while employed by the Corporation.
(v)	Executive has the right to seek employment with Microsoft at any time, but shall provide the Company with a minimum two (2) week notice of intent to leave.

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(v)	Executive has the right to seek an alternative employer if the Company reduces Executives compensation as it is detailed in this Agreement.
(vi)	The term of this agreement will be modified if Executive terminates his employment to a ratio of total stock value of INRA compared to the annual salary; said ratio shall be used to adjust the total months of this non-compete, but the number of months cannot exceed the months identified herein above (ie., if the ratio is greater than 1 it shall not cause the term to exceed the 12 or 24 months specified herein).

The covenants contained in this Paragraph 8 shall survive the termination of Executive’s employment under this Agreement.

9. Severability. The Executive agrees and acknowledges that the Corporation does not have any adequate remedy at law for the breach or threatened breach by the Executive of the covenants contained in Paragraphs 7 and 8 of this Agreement, and agrees that the Corporation shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Corporation at law or in equity. The covenants of the Executive contained in Paragraphs 7 and 8 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenants. If any part of any covenant or other term of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

10. Inventions, Designs, and Secrecy. Except as otherwise provided in this Section 10 , the Executive: (a) shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge, or data of the Corporation or its business or production operations obtained by the Executive during his employment by the Corporation, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during his employment by the Corporation and after the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Corporation or persons, firms or corporations designated by the Corporation; (b) shall promptly disclose to the Corporation all designs, inventions, software programs, ideas, devices, and processes made or conceived by him alone or jointly with others, from the time of entering the Corporation’s employ until such employment is terminated, relevant or pertinent in any way, whether directly or indirectly, to the Corporation’s business or production operations or resulting from or suggested by any work which he may have done for the Corporation or at its request; (c) shall, at all times during employment with the Corporation, assist the Corporation in every proper way (entirely at the Corporation’s expense) to obtain and develop for the Corporation’s benefit patents or copyrights on such designs, software programs, inventions, ideas, devices and processes including without limitation software code or software for use in the robotics industry, whether or not patented, trademarked, or copyrighted; and (d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Corporation to vest in the Corporation the entire interest in such designs, inventions, ideas, devices, and processes referred to above. The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Corporation any of Executive’s rights in any design or invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used and which was developed entirely on the Executive’s own time, unless (a) the design or invention related to (i) the business of the Corporation or (ii) the Corporation’s actual or demonstrably anticipated research or development, or (b) the design, software or invention results from any work performed by the Executive for the Corporation. The Executive acknowledges his prior receipt of written notification of the limitation set forth in the preceding sentence on the Executive’s obligation to assign or offer to assign to the Corporation the Executive’s rights in designs and inventions.

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11. Notice. All notices, demands, instructions and other communications required or permitted to be given to or made upon either Party hereto or any other person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested (with a copy by facsimile, if such Party has provided a facsimile number), or by a reputable courier delivery service, or by telegram (with messenger delivery), or by facsimile (confirmed by mail), and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Paragraph. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Paragraph, notices, demands, instructions and other communications in writing shall be given to or made upon the respective Parties hereto at the following address:

To the Corporation:

Innova Holdings, Inc.

1708 San Carlos Blvd., A6-151

Ft. Myers, Florida 3

Attention: Walter Weisel

Facsimile No: (312) 427-6511

With a copy to:

Linda R. Robison

2659 West Gulf Drive, Unit B102

Sanibel, FL 33957

Facsimile Number: (888) 403-2412

To the Executive:

Lloyd Spencer

18529 NE 184th Street, Woodinville, WA 98077

Any such notice shall be deemed effective on the fifth (5th) business day after its mailing.

12. Transfer.

a. The Corporation shall have the right in its discretion to freely assign or transfer its interests under this Agreement provided such assignment or transfer is in connection with a sale of all or substantially all of its assets, if such assignee assumes all obligations of the Corporation to the Executive arising under the provisions of this Agreement.

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b. This Agreement is personal to the Executive, and neither all nor any part of this Agreement directly or indirectly may be assigned or transferred by the Executive without the Corporation’s prior written approval.

13. Miscellaneous.

a. Controlling Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the United States of America and the State of Florida. The Parties acknowledge and agree that any dispute resolution regarding the Executive’s employment shall be adjudicated in any Federal court located in Fort Myers, Florida USA, unless otherwise mutually agreed by the parties.

b. Entire Agreement. This instrument contains the entire agreement of the Parties with respect to its subject matter and may not be changed orally but only by an Agreement in writing signed by the Parties hereto.

c. Failure to Enforce. The failure of either Party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver of a breach of any provision hereunder by any Party shall not constitute a waiver of any prior or subsequent breach or of such Party’s right to fully enforce thereafter each and every provision of this Agreement.

d. Headings. All numbers and heading of paragraphs and subparagraphs in this Agreement are for convenience of reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of this Agreement.

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WHEREFORE, the Parties have executed this Agreement as of the date and year first above written.

EXECUTIVE:	CORPORATION:

Innova Holdings, Inc.

By:
David Hyams	Its:

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